Exhibit 99.1

303 International Circle P: 410.427.1700 Suite 200 F: 410.427.8800 Hunt Valley, MD 21030

PRESS RELEASE – FOR IMMEDIATE RELEASE

OMEGA REPORTS THIRD QUARTER 2020 RESULTS

Issued $700 Million 3.375% Notes due 2031 in October

HUNT VALLEY, MARYLAND – October 29, 2020 – Omega Healthcare Investors, Inc. (NYSE: OHI) (the “Company” or “Omega”) today announced its results for the quarter ended September 30, 2020.  The Company reported a net loss for the quarter of ($93.8) million or ($0.40) per common share. The Company also reported NAREIT Funds From Operations (“NAREIT FFO”) for the quarter of $15.1 million or $0.06 per common share, Adjusted Funds From Operations (“AFFO” or “Adjusted FFO”) of $191.8 million or $0.82 per common share, and Funds Available for Distribution (“FAD”) of $183.3 million.

Bob Stephenson, Omega’s Chief Financial Officer, stated, “Our Q3 revenue was consistent with our Q2 revenue before adjusting for the previously announced $142 million non-recurring write-down of primarily straight-line receivables and lease inducements.  Our cash rents, funds available for distribution and cash flows for the quarter were not impacted by this write-down.”

NAREIT FFO, AFFO and FAD are supplemental non-GAAP financial measures that we believe are useful in evaluating the performance of real estate investment trusts.  For more information regarding these non-GAAP measures, see the “Funds From Operations” schedule below and for the revenue reconciliation, the Company’s website at www.omegahealthcare.com.

CEO COMMENTS

Taylor Pickett, Omega’s Chief Executive Officer, stated, “The third quarter was a positive one for the company, with strong third quarter AFFO and FAD, as well as continued excellent rent collections and further improvement in our dividend payout ratio.  Our operators continue to perform admirably, protecting residents while quickly flexing their operations in the face of an unprecedented change in both their occupancy and cost structure.  This is the first quarter in which our operators’ financial coverage metrics reflect the full impact of COVID-19.  The coverage disclosed in the supplemental information on our website includes the benefit of CARES Act support to many of our operators.  However, even without this support, average core portfolio EBITDAR coverage for the second quarter of 2020 would still be slightly above one times contractual rents.”

Mr. Pickett continued, “We reiterate that the timely and significant government support provided to the industry throughout the pandemic has been critical.  This support has saved lives, allowing operators to fund increased personal protective equipment and labor costs, to protect and care for this particularly vulnerable segment of our society.  The efforts of both federal and state governments have highlighted their understanding of the vital role skilled nursing facilities play within the healthcare continuum.  We are hopeful that this support will remain forthcoming as the industry continues to battle the impacts of COVID-19.”

Mr. Pickett concluded, “We would once again like to highlight the remarkable efforts of our operators and their heroic employees, who risk their own health and that of their families to bravely protect and care for their residents, and we thank them wholeheartedly for their endeavors.  This industry has faced challenging periods in the past and has persevered.  We are confident that the industry will come through this as well, and we will continue to support our operators in their efforts.”

2020 RECENT DEVELOPMENTS AND THIRD QUARTER HIGHLIGHTS

In Q4 2020, the Company…

●	issued $700 million aggregate principal amount of 3.375% Senior Notes due 2031.
●	declared a $0.67 per share quarterly common stock dividend.
●	anticipate collecting over 99% of contractual rent and mortgage payments for the month of October (when excluding Daybreak, which is transitioning its portfolio pursuant to a forbearance agreement).

In Q3 2020, the Company…

●	collected over 99% of third quarter contractual rent and mortgage payments (when excluding Daybreak).
●	sold 6 facilities and a land parcel for $61 million in cash, recognizing a loss of $0.7 million.
●	invested $22 million in capital renovation and construction-in-progress projects.
●	revised its revenue recognition accounting treatment related to operators with going concern disclosures.
●	paid a $0.67 per share quarterly common stock dividend.

In Q2 2020, the Company…

●	collected over 99% of second quarter contractual rent and mortgage payments (when excluding Daybreak).
●	sold 7 facilities for $38 million in cash, generating $13 million in gains.
●	completed $50 million of new investments.
●	invested $31 million in capital renovation and construction-in-progress projects.
●	repaid $300 million in credit facility borrowings.
●	paid a $0.67 per share quarterly common stock dividend.

In Q1 2020, the Company…

●	suspended its Dividend Reinvestment and Stock Purchase Plan.
●	sold six facilities for $18 million in cash proceeds generating $2 million in gains.
●	completed $19 million of new investments.
●	invested $39 million in capital renovation and construction-in-progress projects.
●	borrowed $300 million on credit facility for liquidity.
●	paid a $0.67 per share quarterly common stock dividend.

NET INCOME

For the quarter ended September 30, 2020, the Company reported a net loss of ($93.8) million, or ($0.40) per common share, on revenues of $119.2 million (see “Revenue Recognition Accounting Treatment for Operators with Going Concern Disclosures” section below).  This compares to net income of $142.9 million, or $0.63 per common share, on revenues of $233.2 million, for the same period in 2019.

For the nine months ended September 30, 2020, the Company reported net income of $100.5 million, or $0.43 per common share, on revenues of $628.6 million.  This compares to net income of $290.8 million, or $1.32 per common share, on revenues of $682.2 million, for the same period in 2019.

The year-to-date decrease in net income was primarily due to (i) a $143.3 million write-off of non-cash revenue (primarily straight-line revenue), (ii) a $38.9 million reduction in gains on the sale of assets, (iii) a $33.6 million provision for credit losses, (iv) a $26.1 million increase in depreciation and amortization expense from new investments, (v) a net increase of $25.4 million of impairments on direct financing leases and real estate properties and (vi) an $11.0 million increase in interest expense.  The decrease in net income was offset by (i) a $58.6 million increase in rental income from the $735 million Encore portfolio acquisition completed on October 31, 2019, (ii) a $17.8 million increase in rental income from the $655 million MedEquities Realty Trust, Inc. (“MedEquities”) merger on May 17, 2019, (iii) $8.1 million of non-recurring revenue recorded in Q3 2020, and (iv) $5.0 million of acquisition costs related to the MedEquities merger in 2019.

THIRD QUARTER 2020 RESULTS

Operating Revenues – Revenues for the quarter ended September 30, 2020 totaled $119.2 million, which included $8.3 million of non-cash revenue, $2.0 million of real estate tax and ground rents, $8.1 million of non-recurring revenue, and a $143.3 million write-off of non-cash revenue (primarily straight-line revenue).

Revenue Recognition Accounting Treatment for Operators with Going Concern Disclosures – As announced on September 24, 2020, the Company revised its method of accounting for lease-related revenues of operators that have informed the Company of substantial doubt regarding their ability to continue as a going concern. Starting with the quarter ending September 30, 2020, the Company began recording revenue for such operators on a cash-basis accounting method rather than a straight-line accounting method. The Company, after consulting with its independent auditors, determined that such disclosures required this change in revenue recognition treatment.

As a result of the accounting treatment change, for the three-month period ended September 30, 2020, the Company recorded a reduction in revenue related to the write-down of primarily straight-line receivables and lease inducements of approximately $142 million.  In addition, the Company recorded a reserve of approximately $28 million related to the uncollateralized portion of a loan to one of the operators.

Operating Expenses – Expenses for the quarter ended September 30, 2020 totaled $157.9 million, consisting of $81.1 million of depreciation and amortization expense, $28.1 million of impairment on real estate properties, $9.3 million of general and administrative (“G&A”) expense, $5.1 million of stock-based compensation expense, $2.5 million of real estate tax and ground lease expense and a $0.3 million recovery on direct financing leases.

Other Income and Expense – Other income and expense for the quarter ended September 30, 2020 was a net expense of $55.2 million, primarily consisting of $51.8 million of interest expense, $2.5 million of amortized deferred financing costs and $0.9 million of refinancing costs.

Funds From Operations – For the quarter ended September 30, 2020, NAREIT FFO was $15.1 million, or $0.06 per common share, on 235 million weighted-average common shares outstanding, compared to $163.1 million, or $0.72 per common share, on 227 million weighted-average common shares outstanding, for the same period in 2019.

The $15.1 million of NAREIT FFO for the quarter ended September 30, 2020 includes a $143.3 million write-off of non-cash revenue, a $32.1 million provision for credit losses, $5.1 million of non-cash stock-based compensation expense, a $1.6 million provision for uncollectible accounts and $1.2 million of interest refinancing cost both related to an unconsolidated joint venture, $0.9 million of interest refinancing cost and $0.9 million in severance expense offset by $8.1 million of non-recurring revenue and a $0.3 million recovery on direct financing leases.

The $163.1 million of NAREIT FFO for the quarter ended September 30, 2019 includes a $3.0 million write-off of non-cash revenue (primarily straight-line revenue), $2.9 million of non-cash stock-based compensation expense, $2.0 million of interest refinancing cost related to an unconsolidated joint venture, $0.9 million of acquisition and merger costs and $0.6 million of restructuring costs.

Adjusted FFO was $191.8 million, or $0.82 per common share, for the quarter ended September 30, 2020, compared to $172.5 million, or $0.76 per common share, for the same quarter in 2019.  For further information see the “Funds From Operations” schedule below and on the Company’s website.

2020 THIRD QUARTER PORTFOLIO AND RECENT ACTIVITY

Q3 Portfolio Activity:

$22 Million of New Investments in Q3 2020 – In the third quarter of 2020, the Company invested $22 million in capital renovations and new construction projects.

Asset Sales and Impairments:

$61 Million in Assets Sales – In the third quarter of 2020, the Company sold six facilities and one parcel of land for $61.0 million in cash, recognizing a loss of approximately $0.7 million.  Five of the assets were previously classified as held for sale.

Impairments and Assets Held for Sale – During the third quarter of 2020, the Company recorded a net impairment charge of $28.1 million consisting of $31.6 million of impairment (to reduce the net book values on seven properties to their estimated fair values or expected selling prices) reduced by the recovery of $3.5 million in insurance proceeds (cash from insurance policies on a facility that was previously destroyed and impaired).

As of September 30, 2020, the Company had 13 properties classified as assets held for sale, totaling approximately $35.9 million.

FINANCING ACTIVITIES

Equity Shelf Program and Dividend Reinvestment and Common Stock Purchase Plan – On March 23, 2020, the Company suspended its Dividend Reinvestment and Common Stock Purchase Plan until further notice.

	Equity Shelf (At-the-Market) Program for 2020
	(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	49	-	-	49
Average price per share	$41.05	$-	$-	$41.05
Gross proceeds	$2,000	$-	$-	$2,000

	Dividend Reinvestment and Common Stock Purchase Plan for 2020
	(in thousands, except price per share)

	Q1	Q2	Q3	Year To Date
Number of shares	90	-	-	90
Average price per share	$41.80	$-	$-	$41.80
Gross proceeds	$3,747	$-	$-	$3,747

Post Q3 Financing Activity:

$700 Million Senior Notes – On October 9, 2020, the Company issued $700 million aggregate principal amount of its 3.375% Senior Notes due 2031. The notes were sold at a public offering price of 98.249% of their face value before the underwriters’ discount. The Company’s net proceeds from the offering, after deducting underwriting discounts and expenses, were used to partially repay outstanding borrowings under the Company’s revolving credit facility and term loans.

BALANCE SHEET AND LIQUIDITY

As of September 30, 2020, the Company had $5.3 billion of outstanding indebtedness with a weighted-average annual interest rate of 4.1%.  The Company’s indebtedness consisted of an aggregate principal amount of $3.9 billion of senior unsecured notes, $804.3 million of unsecured term loans, $371.4 million of secured debt and $170.7 million of borrowings outstanding under its unsecured revolving credit facility.  Total cash and cash equivalents were $36.0 million as of September 30, 2020, and the Company had $1.0 billion of undrawn capacity on its unsecured credit facility revolver.

CFO COMMENTS

Bob Stephenson, Omega’s Chief Financial Officer, commented, “On September 24, we announced our decision to no longer record lease-related revenue on a straight-line basis for operators that have recently reported a substantial doubt regarding their ability to continue as a going concern impacted our reportable revenue and earnings. Lease accounting rules require the write-down of previously recorded straight-line receivables to be recorded against revenue. Our revenue for Q3 was $119 million, which was negatively impacted by one-time charges, on a net basis of $135 million.  Absent these one-time charges, Q3 revenue would have been substantially the same as our Q2 revenue of $254 million.”

Mr. Stephenson continued, “In October, we continued to improve our balance sheet with a $700 million bond offering.  We were able to repay approximately $700 million of variable rate debt maturing in the next two years with 10-year fixed rate paper reducing our September 30, 2020 variable rate debt balance to approximately $291 million.  The 3.375% coupon was the lowest 10-year coupon ever issued by Omega.”

DIVIDENDS

On October 22, 2020, the Board of Directors declared a common stock dividend of $0.67 per share, to be paid November 16, 2020 to common stockholders of record as of the close of business on November 2, 2020.

2020 GUIDANCE

Given the uncertainty related to the COVID-19 pandemic, its impact on the financial performance of the Company’s operators and the extent of future necessary government support to the operators, 2020 earnings guidance was previously withdrawn.

CONFERENCE CALL

The Company will be conducting a conference call on Friday, October 30, 2020 at 10 a.m. Eastern time to review the Company’s 2020 third quarter results and current developments.  Analysts and investors within the United States interested in participating are invited to call (877) 511-2891.  The Canadian toll-free dial-in number is (855) 669-9657.  All other international participants may use the dial-in number (412) 902-4140.  Ask the operator to be connected to the “Omega Healthcare’s Third Quarter 2020 Earnings Call.”

To listen to the conference call via webcast, log on to www.omegahealthcare.com and click the “earnings call” icon on the Company’s home page.  Webcast replays of the call will be available on the Company’s website for two weeks following the call.

* * * * * *

Omega is a real estate investment trust that invests in the long-term healthcare industry, primarily in skilled nursing and assisted living facilities.  Its portfolio of assets is operated by a diverse group of healthcare companies, predominantly in a triple-net lease structure. The assets span all regions within the US, as well as in the UK.

FOR FURTHER INFORMATION, CONTACT

Matthew Gourmand, SVP, Investor Relations

or

Bob Stephenson, CFO at (410) 427-1700

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements regarding Omega’s or its tenants', operators', borrowers' or managers' expected future financial condition, results of operations, cash flows, funds from operations, dividends and dividend plans, financing opportunities and plans, capital markets transactions, business strategy, budgets, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, dispositions, facility transitions, growth opportunities, expected lease income, continued qualification as a REIT, plans and objectives of management for future operations and statements that include words such as “anticipate,” “if,” “believe,” “plan,” “estimate,” “expect,” “intend,” “may,” “could,” “should,” “will” and other similar expressions are forward-looking statements. These forward-looking statements are inherently uncertain, and actual results may differ from Omega's expectations.

Omega’s actual results may differ materially from those reflected in such forward-looking statements as a result of a variety of factors, including, among other things: (i) uncertainties relating to the business operations of the operators of Omega’s properties, including those relating to reimbursement by third-party payors, regulatory matters and occupancy levels; (ii) the impact of  novel coronavirus (“COVID-19”) on our business and the business of our operators, including without limitation, the extent and duration of the COVID-19 pandemic, increased costs experienced by operators of SNFs and assisted living facilities (“ALFs”) in connection therewith, and the extent to which continued government support may be available to operators to offset such costs and the conditions related thereto; (iii) the ability of any of Omega’s operators in bankruptcy to reject unexpired lease obligations, modify the terms of Omega’s mortgages and impede the ability of Omega to collect unpaid rent or interest during the pendency of a bankruptcy proceeding and retain security deposits for the debtor’s obligations, and other costs and uncertainties associated with operator bankruptcies; (iv) Omega’s ability to re-lease, otherwise transition or sell underperforming assets on a timely basis and on terms that allow Omega to realize the carrying value of these assets; (v) the availability and cost of capital to us; (vi) changes in Omega’s credit ratings and the ratings of its debt securities; (vii) competition in the financing of healthcare facilities; (viii) competition in the long-term healthcare industry and shifts in the perception of various types of long-term care facilities, including SNFs and ALFs; (ix) additional regulatory and other changes in the healthcare sector; (x) changes in the financial position of our operators; (xi) the effect of economic and market conditions generally, and particularly in the healthcare industry; (xii) changes in interest rates; (xiii) the timing, amount and yield of any additional investments; (xiv) changes in tax laws and regulations affecting real estate investment trusts (“REITs”); (xv) the potential impact of changes in the SNF and ALF market or local real estate conditions on the Company’s ability to dispose of assets held for sale for the anticipated proceeds or on a timely basis, or to redeploy the proceeds therefrom on favorable terms; (xvi) Omega’s ability to maintain its status as a REIT; (xvii) the effect of other factors affecting our business or the businesses of our operators that are beyond our or their control, including natural disasters, other health crises or pandemics and governmental action; particularly in the healthcare industry, and (xviii) other factors identified in Omega’s filings with the SEC.  Statements regarding future events and developments and Omega’s future performance, as well as management’s expectations, beliefs, plans, estimates or projections relating to the future, are forward looking statements.

We caution you that the foregoing list of important factors may not contain all the material factors that are important to you. Accordingly, readers should not place undue reliance on those statements. All forward-looking statements are based upon information available to us on the date of this release. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED BALANCE SHEETS

(in thousands, except per share amounts)

	September 30,	December 31,
	2020	2019
	(Unaudited)
ASSETS
Real estate properties
Real estate investments	$8,779,962	$8,985,994
Less accumulated depreciation	(1,974,038)	(1,787,425)
Real estate investments – net	6,805,924	7,198,569
Investments in direct financing leases – net	10,858	11,488
Mortgage notes receivable – net	892,539	773,563
	7,709,321	7,983,620
Other investments – net	464,503	419,228
Investments in unconsolidated joint ventures	196,214	199,884
Assets held for sale – net	35,921	4,922
Total investments	8,405,959	8,607,654

Cash and cash equivalents	35,951	24,117
Restricted cash	4,164	9,263
Contractual receivables – net	10,757	27,122
Other receivables and lease inducements	226,413	381,091
Goodwill	644,084	644,415
Other assets	71,261	102,462
Total assets	$9,398,589	$9,796,124

LIABILITIES AND EQUITY
Revolving line of credit	$170,667	$125,000
Term loans – net	802,334	804,738
Secured borrowings	371,351	389,680
Senior notes and other unsecured borrowings – net	3,828,609	3,816,722
Accrued expenses and other liabilities	277,596	312,040
Deferred income taxes	9,618	11,350
Total liabilities	5,460,175	5,459,530

Equity:
Common stock $.10 par value authorized – 350,000 shares, issued and outstanding – 226,980 shares as of September 30, 2020 and 226,631 as of December 31, 2019	22,698	22,663
Common stock – additional paid-in capital	6,001,092	5,992,733
Cumulative net earnings	2,533,339	2,463,436
Cumulative dividends paid	(4,763,468)	(4,303,546)
Accumulated other comprehensive loss	(49,101)	(39,858)
Total stockholders’ equity	3,744,560	4,135,428
Noncontrolling interest	193,854	201,166
Total equity	3,938,414	4,336,594
Total liabilities and equity	$9,398,589	$9,796,124

OMEGA HEALTHCARE INVESTORS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Operating revenues
Rental income	$81,207	$198,977	$516,735	$578,993
Real estate tax and ground lease income	2,019	3,493	9,523	10,471
Income from direct financing leases	258	258	775	777
Mortgage interest income	24,013	19,796	65,378	56,762
Other investment income	11,286	9,989	32,870	33,036
Miscellaneous income	394	682	3,315	2,123
Total operating revenues	119,177	233,195	628,596	682,162

Operating expenses
Depreciation and amortization	81,072	76,696	247,301	221,185
General and administrative	9,328	10,499	29,238	31,873
Real estate tax and ground lease expense	2,489	4,263	10,534	12,699
Stock-based compensation	5,122	2,921	14,380	11,031
Acquisition and merger related costs	36	887	62	5,072
Impairment on real estate properties	28,105	3,836	43,732	9,545
(Recovery) impairment on direct financing leases	(324)	—	(1,076)	7,700
Provision for credit losses	32,076	—	33,577	—
Total operating expenses	157,904	99,102	377,748	299,105

Other operating (loss) income
(Loss) gain on assets sold – net	(749)	53,067	13,932	52,803
Operating (loss) income	(39,476)	187,160	264,780	435,860

Other income (expense)
Interest income and other – net	(82)	(25)	(675)	121
Interest expense	(51,800)	(49,878)	(157,332)	(146,358)
Interest – amortization of deferred financing costs	(2,462)	(2,277)	(7,384)	(6,753)
Interest - refinancing costs	(896)	—	(896)	—
Realized gain (loss) on foreign exchange	19	23	(50)	(146)
Total other expense	(55,221)	(52,157)	(166,337)	(153,136)

(Loss) Income before income tax expense and income from unconsolidated joint ventures	(94,697)	135,003	98,443	282,724
Income tax expense	(763)	(483)	(2,626)	(1,951)
Income from unconsolidated joint ventures	1,692	8,428	4,654	10,028
Net (loss) income	(93,768)	142,948	100,471	290,801
Net loss (income) attributable to noncontrolling interest	2,477	(4,208)	(2,540)	(9,218)
Net (loss) income available to common stockholders	$(91,291)	$138,740	$97,931	$281,583

Earnings per common share available to common stockholders:
Basic:
Net (loss) income available to common stockholders	$(0.40)	$0.64	$0.43	$1.33
Diluted:
Net (loss) income	$(0.40)	$0.63	$0.43	$1.32
Dividends declared per common share	$0.67	$0.66	$2.01	$1.98

OMEGA HEALTHCARE INVESTORS, INC.

FUNDS FROM OPERATIONS

Unaudited

(in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019

Net (loss) income	$(93,768)	$142,948	$100,471	$290,801
Add back loss (deduct gain) from real estate dispositions	749	(53,067)	(13,932)	(52,803)
Deduct gain from real estate dispositions of unconsolidated joint ventures	(4,483)	(9,345)	(6,438)	(9,345)
Sub-total	(97,502)	80,536	80,101	228,653
Elimination of non-cash items included in net income:
Depreciation and amortization	81,072	76,696	247,301	221,185
Depreciation - unconsolidated joint ventures	3,379	1,841	10,561	4,888
Add back non-cash provision for impairments on real estate properties	28,105	3,836	43,732	9,545
Add back unrealized loss on warrants	87	184	927	170
NAREIT funds from operations (“NAREIT FFO”)	$15,141	$163,093	$382,622	$464,441

Weighted-average common shares outstanding, basic	227,507	217,818	227,393	211,315
Restricted stock and PRSUs	904	1,754	1,065	1,678
Net forward share contract	—	319	—	106
Omega OP Units	6,168	6,622	6,078	7,072
Weighted-average common shares outstanding, diluted	234,579	226,513	234,536	220,171

NAREIT funds from operations available per share	$0.06	$0.72	$1.63	$2.11

Adjustments to calculate adjusted funds from operations:
NAREIT FFO	$15,141	$163,093	$382,622	$464,441
Add back
Uncollectible accounts receivable (1)	143,296	3,011	144,501	10,970
Provision for credit losses	32,076	—	33,577	—
Stock-based compensation expense	5,122	2,921	14,380	11,031
Interest refinancing expense	896	—	896	—
Severance	853	—	853	—
Acquisition costs	36	887	62	5,072
Restructuring costs	—	622	—	1,662
Non-recurring lease termination payment	—	—	—	1,118
Deduct
Non-recurring revenue	(8,113)	—	(11,941)	(972)
(Recovery) impairment for direct financing leases	(324)	—	(1,076)	7,700
Add back unconsolidated JV related
Uncollectible accounts receivable	1,584	—	1,584	—
Interest refinancing expense	1,227	2,014	2,425	2,014
Adjusted funds from operations (“AFFO”)	$191,794	$172,548	$567,883	$503,036

Adjustments to calculate funds available for distribution:
Non-cash interest expense	$2,440	$2,253	$7,316	$6,679
Capitalized interest	(2,608)	(3,281)	(9,708)	(10,535)
Non-cash revenues	(8,288)	(14,956)	(28,786)	(46,765)
Funds available for distribution (“FAD”)	$183,338	$156,564	$536,705	$452,415

(1)	Straight-line accounts receivable write-off recorded as a reduction to Rental income.

NAREIT Funds From Operations (“NAREIT FFO”), Adjusted FFO and Funds Available for Distribution (“FAD”) are non-GAAP financial measures.  For purposes of the Securities and Exchange Commission’s Regulation G, a non-GAAP financial measure is a numerical measure of a company’s historical or future financial performance, financial position or cash flows that exclude amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable financial measure calculated and presented in accordance with GAAP in the income statement, balance sheet or statement of cash flows (or equivalent statements) of the company, or include amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable financial measure so calculated and presented.  As used in this press release, GAAP refers to generally accepted accounting principles in the United States of America.  Pursuant to the requirements of Regulation G, the Company has provided reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures.

The Company calculates and reports NAREIT FFO in accordance with the definition and interpretive guidelines issued by the National Association of Real Estate Investment Trusts (“NAREIT”), and consequently, NAREIT FFO is defined as net income (computed in accordance with GAAP), adjusted for the effects of asset dispositions and certain non-cash items, primarily depreciation and amortization and impairments on real estate assets, and after adjustments for unconsolidated partnerships and joint ventures and changes in the fair value of warrants.  Adjustments for unconsolidated partnerships and joint ventures will be calculated to reflect funds from operations on the same basis.  The Company believes that NAREIT FFO, Adjusted FFO and FAD are important supplemental measures of its operating performance.  Because the historical cost accounting convention used for real estate assets requires depreciation (except on land), such accounting presentation implies that the value of real estate assets diminishes predictably over time, while real estate values instead have historically risen or fallen with market conditions.  The term funds from operations was designed by the real estate industry to address this issue.  Funds from operations described herein is not necessarily comparable to funds from operations of other real estate investment trusts, or REITs, that do not use the same definition or implementation guidelines or interpret the standards differently from the Company.

Adjusted FFO is calculated as NAREIT FFO excluding the impact of non-cash stock-based compensation and certain revenue and expense items (e.g., acquisition and merger related costs, provisions for uncollectible accounts, provisions for current expected credit losses, etc.). FAD is calculated as Adjusted FFO less non-cash interest expense and non-cash revenue, such as straight-line rent. The Company believes these measures provide an enhanced measure of the operating performance of the Company’s core portfolio as a REIT. The Company’s computation of Adjusted FFO and FAD may not be comparable to the NAREIT definition of funds from operations or to similar measures reported by other REITs, but the Company believes that they are appropriate measures for this Company.

The Company uses these non-GAAP measures among the criteria to measure the operating performance of its business.  The Company also uses FAD among the performance metrics for performance-based compensation of officers. The Company further believes that by excluding the effect of depreciation, amortization, impairments on real estate assets and gains or losses from sales of real estate, all of which are based on historical costs and which may be of limited relevance in evaluating current performance, funds from operations can facilitate comparisons of operating performance between periods and between other REITs.  The Company offers these measures to assist the users of its financial statements in analyzing its operating performance and not as measures of liquidity or cash flow. These non-GAAP measures are not measures of financial performance under GAAP and should not be considered as measures of liquidity, alternatives to net income or indicators of any other performance measure determined in accordance with GAAP.  Investors and potential investors in the Company’s securities should not rely on these non-GAAP measures as substitutes for any GAAP measure, including net income.

The following tables present selected portfolio information, including operator and geographic concentrations, and lease and loan maturities:

	As of September 30, 2020			As of September 30, 2020
		Total		# of	# of
Balance Sheet Data	Total # of	Investment	% of	Operating	Operating
	Properties	($000’s)	Investment	Properties (2)	Beds (2)
Real estate investments (1)	899	$8,790,820	91%	900	90,145
Mortgage notes receivable	64	892,539	9%	57	6,173
	963	$9,683,359	100%	957	96,318
Assets held for sale	13	35,921
Total investments	976	$9,719,280

		Total		# of	# of	Investment
Investment Data	Total # of	Investment	% of	Operating	Operating	per Bed
	Properties	($000’s)	Investment	Properties (2)	Beds (2)	($000’s)
SNFs/Transitional care	833	$8,060,204	83%	829	88,288	$91
Senior housing (3)	130	1,623,155	17%	128	8,030	$202
	963	$9,683,359	100%	957	96,318	$101
Assets held for sale	13	35,921
Total investments	976	$9,719,280

(1) Includes one asset under a direct financing lease totaling $10.9 million.

(2) Excludes facilities which are non-operating, closed and/or not currently providing patient services.

(3) Includes ALFs, memory care and independent living facilities.

Revenue Composition ($000’s)

Revenue by Investment Type	Three Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2020
Rental property (1)	$81,465	68%	$517,510	82%
Real estate tax and ground lease income	2,019	2%	9,523	2%
Mortgage notes	24,013	20%	65,378	10%
Other investment income and miscellaneous income - net	11,680	10%	36,185	6%
	$119,177	100%	$628,596	100%

Revenue by Facility Type	Three Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2020
SNFs/Transitional care	$77,437	64%	$499,058	79%
Senior housing	28,041	24%	83,830	13%
Real estate tax and ground lease income	2,019	2%	9,523	2%
Other	11,680	10%	36,185	6%
	$119,177	100%	$628,596	100%

(1) 3rd quarter revenue includes one asset under a direct financing lease totaling $0.3 million and $0.8 million for the three and nine months ended September 30, 2020, respectively.

		2020 Q3	% of Total
		Annualized	Annualized
	# of	Contractual	Contractual
Rent/Interest Concentration by Operator ($000’s)	Properties (1)	Rent/Interest (1)(2)	Rent/Interest
Ciena	69	$98,769	10.5%
Consulate	80	86,248	9.2%
Genesis	52	62,127	6.6%
CommuniCare	44	61,204	6.5%
Maplewood (3)	15	58,701	6.2%
Agemo	55	51,153	5.4%
Saber	47	47,896	5.1%
HHC	44	36,902	3.9%
Guardian	35	36,075	3.8%
Gulf Coast	23	28,915	3.1%
Remaining Operators (4)	492	374,317	39.7%
	956	$942,307	100.0%

(1) Excludes properties which are non-operating, closed and/or not currently providing patient services.

(2) Includes mezzanine and term loan interest.

(3) Includes Inspīr Carnegie Hill (f/k/a 2nd Avenue) revenue which is contractually effective 1/1/2020.

(4) Excludes one multi-tenant medical office building.

	Total # of	Total	% of Total
Geographic Concentration by Investment ($000’s)	Properties (1)	Investment (1)(2)(3)	Investment
Florida	129	$1,402,138	14.4%
Texas	117	899,786	9.3%
Michigan	50	667,169	6.9%
Indiana	70	639,590	6.6%
Ohio	53	606,049	6.2%
Pennsylvania	55	589,702	6.1%
California	57	578,237	6.0%
North Carolina	41	349,896	3.6%
Virginia	22	332,790	3.4%
New York (3)	1	330,327	3.4%
Remaining 30 states	311	2,894,865	29.8%
	906	9,290,549	95.7%
United Kingdom	57	417,702	4.3%
	963	$9,708,251	100.0%

(1) Excludes 13 properties with total investment of $35.9 million classified as assets held for sale.

(2) Excludes $25 million reserve for credit losses.

(3) Includes Inspīr Carnegie Hill development project.

Operating Lease Expirations & Loan Maturities ($000's) (1)	As of September 30, 2020
Year	Lease (Rent)	Interest Income	Lease (Rent) and Interest Income	% of Total Annualized Contractual Rent/Interest
2020	$1,493	$52	$1,545	0.2%
2021	3,543	5,956	9,499	1.0%
2022	37,150	274	37,424	4.0%
2023	5,036	905	5,941	0.6%
2024	36,070	2,943	39,013	4.1%

(1) Based on annualized 3rd quarter 2020 contractual rent and interest.

The following tables present operator revenue mix, census and coverage data based on information provided by our operators for the indicated periods ended.  We have not independently verified this information, and we are providing this data for informational purposes only.

		Medicare /
Operator Revenue Mix (1)	Medicaid	Insurance	Private / Other
Three-months ended June 30, 2020	52.4%	36.4%	11.2%
Three-months ended March 31, 2020	52.6%	35.7%	11.7%
Three-months ended December 31, 2019	52.7%	34.6%	12.7%
Three-months ended September 30, 2019	53.4%	33.4%	13.2%
Three-months ended June 30, 2019	54.2%	33.3%	12.5%

(1) Excludes all facilities considered non-core.

Operator Census and Coverage (1)		Coverage Data
		Before	After
	Occupancy (2)	Management	Management
		Fees (3)	Fees (4)

Twelve-months ended June 30, 2020	82.2%	1.84x	1.48x
Twelve-months ended March 31, 2020	83.6%	1.68x	1.32x
Twelve-months ended December 31, 2019	83.6%	1.64x	1.29x
Twelve-months ended September 30, 2019	83.4%	1.66x	1.30x
Twelve-months ended June 30, 2019	83.3%	1.66x	1.30x

(1)	Excludes all properties considered non-core.
(2)	Based on available (operating) beds.
(3)

Represents EBITDARM of our operators, defined as earnings before interest, taxes, depreciation, amortization, Rent expense and management fees for the applicable period, divided by the total Rent payable to the Company by its operators during such period. “Rent” refers to the total monthly rent and mortgage interest due under the Company’s lease and mortgage agreements over the applicable period.

(4)

Represents EBITDAR of our operators, defined as earnings before interest, taxes, depreciation, amortization, and Rent (as defined in footnote 3) expense for the applicable period, divided by the total Rent payable to the Company by its operators during such period. Assumes a management fee of 4%.

The following table presents a debt maturity schedule as of September 30, 2020:

Debt Maturities ($000’s)	Unsecured Debt
Year	Line of Credit and Term Loans (1)(4)	Senior Notes/Other (2)	Sub Notes (3)	Secured Debt	Total Debt Maturities
2020	$—	$—	$—	$—	$—
2021	170,667	—	20,000	2,275	192,942
2022	804,280	—	—	—	804,280
2023	—	700,000	—	—	700,000
2024	—	400,000	—	—	400,000
2025	—	400,000	—	—	400,000
Thereafter	—	2,350,000	—	369,076	2,719,076
	$974,947	$3,850,000	$20,000	$371,351	$5,216,298

(1) The Line of Credit and Term Loans exclude $1.1 million of net deferred financing costs and can be extended into 2022. The $804 million is comprised of a: $350 million term loan, £100 million term loan (equivalent to $129 million), $75 million term loan to Omega’s operating partnership, $250 million term loan and excludes $1.9 million net deferred financing costs.

(2) Excludes net discounts and deferred financing costs.

(3) Excludes $0.1 million of fair market valuation adjustments.

(4) On October 7, 2020, the Company issued $700 million 3.375% senior unsecured notes due 2031. Proceeds from the offering were used to repay $683 million of term loan and revolving credit facility borrowings.

The following table presents investment activity:

Investment Activity ($000's)	Three Months Ended		Nine Months Ended
	September 30, 2020		September 30, 2020
Funding by Investment Type	$ Amount	%	$ Amount	%
Real property	$—	—%	$25,906	16.0%
Construction-in-progress	12,633	56.7%	52,231	32.2%
Capital expenditures	9,653	43.3%	41,012	25.3%
Mortgages	—	—%	43,150	26.5%
Other	—	—%	—	—%
Total	$22,286	100.0%	$162,299	100.0%